UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 18, 2011

WINN-DIXIE STORES, INC.

(Exact name of registrant as specified in its charter)

Florida	1-3657	59-0514290
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5050 Edgewood Court, Jacksonville, Florida	32254-3699
(Address of principal executive offices)	(Zip Code)

(904) 783-5000

(Registrant’s telephone number, including area code)

Unchanged

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 18, 2011, Winn-Dixie Stores, Inc. (the “Company”) and certain of its subsidiaries (together with the Company, the “Borrowers”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) with various financial institutions and other parties as the lenders (the “Lenders”), Wells Fargo Bank, National Association, as the administrative agent, and Wells Fargo Bank, National Association and General Electric Capital Corporation, as co-collateral agents, providing for a $600.0 million senior secured revolving credit facility, of which up to a maximum of $300.0 million may be utilized for letters of credit. Under the Credit Agreement, the Borrowers are able to borrow and have letters of credit issued from time to time in an aggregate amount equal to the lesser of $600.0 million and the aggregate value (as determined pursuant to the valuation methods and advance rates set forth in the Credit Agreement) of certain borrowing base assets comprised of eligible accounts receivable, eligible pharmacy scripts, eligible inventory, eligible credit card receivables, and certain real estate, reduced by certain reserves (referred to in the Credit Agreement as the “Borrowing Base”). The Credit Agreement has a five year term and matures in March 2016 , at which time all principal amounts outstanding under the Credit Agreement will be due and payable. Borrowings under the Credit Agreement bear interest at a rate equal to either the base rate or LIBOR from time to time in effect, at the Borrowers’ option, plus an applicable margin above the specified index. The applicable margin is determined by reference to the most recent quarterly average of the Company’s “Excess Availability” for borrowings. Excess Availability is defined in the Credit Agreement as an amount equal to the Borrowing Base, plus certain cash amounts up to $75 million, minus the aggregate amount of all outstanding loans and letters of credit. Depending on the amount of Excess Availability, applicable margins for LIBOR-based loans and fees for letters of credit range from 2.50% to 3.00%, and applicable margins for base rate-based loans range from 1.50% to 2.00%. The Credit Agreement may, subject to certain conditions and to receipt of commitments from new or existing lenders, be increased up to a total of $700.0 million at the request of the Borrowers.

The proceeds of the Credit Agreement may be used for working capital and general corporate purposes. As of March 18, 2011, outstanding letters of credit in the approximate amount of $146.0 million previously issued under the Company’s prior revolving credit facility were continued in effect as letters of credit outstanding under the Credit Agreement. There were no material loans outstanding under the Credit Agreement on March 18, 2011.

The Credit Agreement places limitations on the ability of the Company and its subsidiaries to, among other things, incur debt, create other liens on its assets, make investments, sell assets, pay dividends, undertake transactions with affiliates, enter into merger transactions, and enter into unrelated businesses. The Credit Agreement also contains various customary representations and warranties, financial and collateral reporting requirements and other affirmative and negative covenants. The Credit Agreement requires that the Company maintain at all times Excess Availability in an amount not less than the higher of $40 million and 10% of the Borrowing Base.

Amounts owed under the Credit Agreement may be accelerated upon the occurrence of various events of default set forth in the Credit Agreement, including the failure to make principal or interest payments when due, breaches of covenants, representations and warranties set forth in the Credit Agreement, and defaults under other debt obligations. The Credit Agreement is secured by a first priority lien upon substantially all of the assets of the Borrowers and the direct and indirect subsidiaries of the Company (other than WIN General Insurance, Inc.).

This description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Second Amended and Restated Credit Agreement, dated March 18, 2011, among Winn-Dixie Stores, Inc. and Certain of its Subsidiaries, as Borrowers, Various Financial Institutions and Other Persons from Time to Time Parties thereto, as Lenders, Wells Fargo Bank, National Association, as the Administrative Agent, and Wells Fargo Bank, National Association and General Electric Capital Corporation, as Co-Collateral Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2011	Winn-Dixie Stores, Inc.

	By:	/s/ Peter L. Lynch
Peter L. Lynch
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Second Amended and Restated Credit Agreement, dated March 18, 2011, among Winn-Dixie Stores, Inc. and Certain of its Subsidiaries, as Borrowers, Various Financial Institutions and Other Persons from Time to Time Parties thereto, as Lenders, Wells Fargo Bank, National Association, as the Administrative Agent, and Wells Fargo Bank, National Association and General Electric Capital Corporation, as Co-Collateral Agents